Exhibit 10.1
AMENDMENT TO THE
SAIA, INC.
AMENDED AND RESTATED
2003 OMNIBUS INCENTIVE PLAN
          WHEREAS, Saia, Inc. (“Company”) previously adopted the Saia, Inc. Amended and Restated 2003 Omnibus Incentive Plan (“Plan”) for the benefit of certain eligible employees;
          WHEREAS, Section 20 of the Plan affords the Board of Directors (“Board”) of the Company the authority to amend the Plan;
          WHEREAS, the Board desires to amend the Plan, effective immediately, to allow all non-qualified stock options awarded under the Plan to be exercised on a net exercise basis;
          WHEREAS, the Board desires to amend the Plan, effective immediately, to allow stock appreciation rights granted pursuant to the Plan to be settled in either cash or Company common stock, absent the objection of the Compensation Committee of the Board;
          WHEREAS, the Board desires to amend the Plan, effective immediately, to provide that the portion of any award to be paid in fractional shares is instead paid in cash; and
          WHEREAS, the Board wishes to clarify that the Company may satisfy its withholding obligations under the Plan by withholding shares received as a result of the exercise of an award under the Plan.
          NOW THEREFORE, effective immediately, the Plan is amended as follows:
1.	Section 7.2 is deleted in its entirety and replaced with the following:

7.2 Each SAR shall be for such Term, and shall be subject to such other terms and conditions, as the Committee shall impose, whether such terms and conditions are set forth in the instrument evidencing the grant of the SAR, the terms of this Plan, or any other document or formal or informal procedure governing the SARs promulgated by the Committee.

2.	The first sentence of Section 15.2 is deleted in its entirety and replaced with the following:

In the case of an exercise of an Option, the notice shall be accompanied by payment in full for the purchase price of any Shares to be purchased with such payment being made by either of the following methods, unless explicitly precluded pursuant to the terms of the instrument evidencing grant of the Award: (i) in cash; (ii) in Shares having a Fair Market Value equivalent to the purchase price of such Option; (iii) in a combination thereof; (iv) by means of a cashless exercise pursuant to the cashless exercise program offered by the Company (if any, and to the extent allowed by law); or (v) in the case of an exercise of a NQSO, by means of a net exercise. In the event of a net exercise of a NQSO, the person entitled to exercise the NQSO shall receive the number of Shares equal to the aggregate number of Shares being purchased upon exercise less the number of Shares having a Fair Market Value equal to the aggregate purchase price of the Shares as to which the NQSO is being exercised. No shares shall be issued upon exercise of an Option until full payment has been made therefore.

3.	Section 15.3 is deleted in its entirety and replaced with the following:

15.3 In the case of an exercise of a SAR, the person entitled to exercise such SARs may elect, at the time of such exercise, for the SARs so exercised to be settled in cash, Shares (the number of which shall be determined in accordance with the Fair Market Value of the Shares on the date of settlement), or a combination of cash and Shares. Notwithstanding the foregoing, the Committee may provide that any SAR shall be settled in cash, regardless of the election as to the form of settlement made by the person entitled to exercise such SAR. The notice of exercise of a SAR shall be accompanied by the Grantee’s copy of the writing or writings evidencing the grant of the SAR and the related Option.

4.	A new Section 15.7 is added as follows:

15.7 Notwithstanding anything in this Plan to the contrary, if a person is entitled to receive Shares upon exercise, settlement, or other payment based upon an Award, any fractional portion of such Shares to which such person is entitled shall, instead of being paid as fractional Shares, be paid in cash in an amount equal to the fractional portion of such Shares multiplied by the Fair Market Value of a Share on the date of payment.

5.	The following is appended to Section 24 of the Plan:

The Company may withhold Shares received upon exercise of an Award in order to satisfy its withholding obligations with respect to Awards.
          IN WITNESS WHEREOF, this Amendment to the Plan has been duly executed as of this                      day of April, 2008.

Saia, Inc.

By:

Name:

Title:

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